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                                                                     Exhibit 5.1


                                  March 6, 2002

Key Energy Services, Inc.
400 South River Road
New Hope, Pennsylvania 18938


      Re:   Registration Statement on Form S-4


Gentlemen:


      We have acted as counsel to Key Energy Services, Inc., a Maryland corporation (the "Company"), in connection with the preparation of a registration statement on Form S-4 relating to the offering and sale of up to $500,000,000 aggregate amount of (i) shares of the Company's common stock, par value $0.10 per share (the "Common Stock"), (ii) shares of preferred stock, in one or more series, as may be designated by the Board of Directors of the Company (the "Preferred Stock"), (iii) debt securities, in one or more series, consisting of notes, debentures and other evidences of indebtedness (the "Debt Securities"), (iv) warrants to purchase Common Stock, Preferred Stock and Debt Securities (the "Warrants"), and (v) guarantees by certain subsidiaries of the Company named in the registration statement (the "Subsidiary Guarantors") with respect to the Debt Securities (the "Guarantees" and, collectively with the Debt Securities, Preferred Stock, Warrants, Common Stock, the "Securities"), which Securities may be issued from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended, in connection with future acquisitions by the Company, directly or indirectly of other businesses, assets, securities or interests therein in business combination transactions (the "Transactions").

      The Debt Securities will be issued under one or more indentures in the forms filed as exhibits to the registration statement, as amended or supplemented from time to time (each an "Indenture"), proposed to be entered into between the Company and one or more trustees chosen by the Company and qualified to act as such under the Trust Indenture Act of 1939, as amended (the "TIA") (any such trustee, the "Indenture Trustee"). The Warrants will be issued under one or more warrant agreements (each, a "Warrant Agreement"). In rendering the opinions set forth below, we have examined the Restated Articles of Incorporation, bylaws and corporate proceedings of the Company, and have made such other examinations as we have deemed necessary and, based upon such examination and having regard for applicable legal principles, it is our opinion that:


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            (i) the shares of Common Stock and Preferred Stock when duly issued and delivered in accordance with the resolutions of the Board of Directors of the Company approving the issuance and terms of such securities, the terms of the offering thereof and related matters ("Enabling Resolutions"), or in accordance with the terms of any convertible, exchangeable, or exercisable Securities, will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock and Preferred Stock of the Company;

            (ii) the Debt Securities and Warrants, when duly authenticated, issued and delivered in accordance with the Enabling Resolutions, or in accordance with the terms of any convertible, exchangeable or exercisable Securities, will constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally and that the remedies of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and

            (iii) the Guarantees issued by any Subsidiary Guarantor with respect to any Debt Securities, when (i) the Guarantee has been issued in accordance with the resolutions of the Board of Directors of such Subsidiary Guarantor approving the issuance and terms of the Guarantees, the terms of the offering thereof and related matters; (ii) the terms of such Guarantees and of their issuance and sale have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon such Subsidiary Guarantor and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over such Subsidiary Guarantor; and (iii) such Guarantees have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture, such Guarantees will be legally issued and will constitute legal, valid and binding obligations of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally and that the remedies of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      The foregoing opinions are subject to, and qualified by the following additional conditions:

            (a) the due authorization, execution and delivery by the Company, and by each counterparty thereto, of each Indenture (including any necessary or additional corporate proceedings), if any, relating to the Debt Securities that are offered and sold (or which may become issuable upon the conversion, exchange or exercise of any convertible, exchangeable or exercisable Securities);

            (b) the due qualification of each Indenture and Indenture Trustee under the TIA;

            (c) the due authorization, execution and delivery by the Company, and by each counterparty thereto, of each Warrant Agreement (including any necessary or additional corporate


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proceedings), if any, relating to the Warrants that are offered and sold (or which may become issuable upon the conversion, exchange or exercise of any convertible, exchangeable or exercisable Securities);

            (d) the due authorization for issuance of such number of shares of Common Stock that are offered and sold (or the reservation of such shares as may become issuable upon the conversion, exchange or exercise of any convertible, exchangeable or exercisable Securities); and

            (e) with respect to the Preferred Stock, the due designation of an applicable series within that class and the due authorization for issuance of such number of shares of Preferred Stock within the series that are offered and sold (or the reservation of such shares as may become issuable upon the conversion, exchange or exercise of any convertible, exchangeable or exercisable Securities).

      We hereby consent to the use of our name in the registration statement and the related prospectus wherever contained therein and we also consent to the filing of this opinion as an exhibit to the registration statement.



                                          Very truly yours,

                                      /s/ PORTER & HEDGES, L.L.P.

                                          Porter & Hedges, L.L.P.